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Exhibit (a)(4)

Aastrom Biosciences, Inc.

NOTICE

Dated June 28, 2012

To Exchange
any and all outstanding
Warrants exercisable for Common Stock expiring December 15, 2015 with an exercise price of
$3.22 per share (CUSIP 00253U164) of Aastrom Biosciences, Inc.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON JULY 27, 2012 UNLESS THE EXCHANGE OFFER IS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE.

To:
Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees

        Enclosed for your consideration is material relating to the offer by Aastrom Biosciences, Inc. (the "Company") to exchange shares of our common stock no par value ("Common Stock") for any or all of our outstanding warrants to purchase common stock exercisable at $3.22 per share ("Warrants"). This is a one-time offer and only valid during the period the Exchange Offer remains open. Each Warrant is currently exercisable into one (1) share of Common Stock for an exercise price of $3.22. Holders of Warrants may exchange their Warrants for one (1) share of our common stock for every two (2) Warrants tendered.

        You may withdraw tenders of Warrants at any time prior to the expiration of the Exchange Offer. Withdrawn Warrants may, however, be re-tendered by again following one of the appropriate procedures described in the Exchange Offer at any time prior to the expiration of the Exchange Offer.

        For your information and for forwarding to your clients for whom you hold the Warrants registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Exchange Offer dated June 28, 2012;

  2.
  A printed form of letter, including a Letter of Instructions, which may be sent to your clients for whose account you hold Warrants registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

  3.
  A Form of Notice of Withdrawal; and

  4.
  A return envelope addressed to the Exchange Agent.

        DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

        We will, upon request, reimburse brokers and dealers for reasonable and customary handling and mailing expenses accrued by them in forwarding materials relating to the Exchange Offer to their customers.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

        Any inquiries you may have with respect to the Exchange Offer should be addressed, or requests for additional copies of the enclosed materials, should be directed to Continental Stock Transfer & Trust Company, the Exchange Agent for the Exchange Offer at:

  Continental Stock Transfer & Trust Company
  17 Battery Place, 8th Floor
  New York, NY 10004
  Attention: Reorganization Department

Very truly yours,

AASTROM BIOSCIENCES, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AGENT OF THE COMPANY OR THE DEALER MANAGER OR THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(4)